UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 29, 2015

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Cross Country Healthcare, Inc.
 (Exact name of registrant as specified in its charter)
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Delaware	0-33169	13-4066229
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6551 Park of Commerce Blvd., N.W., Boca Raton, FL 33487
(Address of Principal Executive Office) (Zip Code)

(561) 998-2232
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                 Entry into a Material Definitive Agreement.

On September 29, 2015, Cross Country Healthcare, Inc. (the "Company") entered into a new lease agreement and amended its two current lease agreements in Boca Raton, Florida, its headquarters.

Amendments

The Company entered into a Fourth Amendment with Granite Meridian, LLC (the "Landlord") for its corporate headquarters.  The original lease was entered into on April 28, 1997 between Meridian Properties and Cross Country Staffing, Inc. (the “Current Lease”). The Company will continue to occupy all of the 70,406 rentable square feet located at 6551 Park of Commerce, Boca Raton, Florida 33487.

This Amendment extends the term of the Current Lease from May 1, 2018 until December 31, 2025, and the terms of the Current Lease shall continue to apply except as expressly set forth in the Amendment. The Company has a right, at its option and subject to the terms of the Amendment, to extend the term of the Lease for one (1) five year period at market rate.

The annual base rent for the first year will be $1,196,902, retroactive to July 1, 2015, with annual increases of three percent (3%) per year. In addition to the base rent, the Company will continue to pay operating expenses to the Landlord. Assuming the Company is not in default under the lease, the Company shall be entitled to an abatement of fifty percent (50%) of base rent and fifty percent (50%) of the operating payment for the period commencing July 1, 2015 and ending June 30, 2016. Under the terms of the Amendment, the Landlord will provide the Company with an allowance in an amount not to exceed $2,464,210 for the completion of certain improvements in the premises and costs incurred by the Company in connection with relocation expenses related to the premises.

In addition, the Company entered into a Ninth Amendment with Mainstreet CV North 40, LLC for premises located at 901 Yamato Road, Boca Raton, Florida 33431. This lease was originally dated as of November 22, 1999 between Fairfax Boca 92, L.P. and Medical Staffing Network, Inc. (the “MSN Current Lease”). Under the Amendment, the Company will reduce the size of the original premises (44,675 rentable square feet), partially terminate the lease with respect to that portion of the original premises consisting of 28,940 rentable square feet, and extend the term of the lease for the remaining portion of the original premises.

The Amendment also extends the term of the MSN Current Lease from December 31, 2015 until December 31, 2016, and the terms of the MSN Current Lease shall continue to apply except as expressly set forth in the Amendment.

Through December 31, 2015, the base rent will remain at $14.50 per square foot, increasing to $16.00 per square foot on January 1, 2016 and continuing through the end of the lease term. In addition to the base rent, the Company will continue to pay additional rent in the form of a pro rata share of operating expenses. The additional rent will be based on the reduced portion of rentable square feet.

New Lease Agreement

The Company entered into a lease agreement with Mainstreet CV North 40, LLC (the “New Landlord”) for the premises at 5201 Congress Road, Suite 100 A/B, Boca Raton, Florida 33487. The rentable floor area of the premises is approximately 36,919 square feet. The lease term commences the earlier of July 1, 2016 or five (5) days after the Certificate of Occupancy for leasehold improvements, and expires November 30, 2025 (or one hundred and thirteen (113) months after the commencement date). The Company has an option to extend the term of the lease for one (1) five year period, in accordance with the terms of the lease.

The annual base rent for the first year will be $590,704, with annual increases of three percent (3%) per year. In addition to the base rent, the Company will be required to pay additional rent in the form of a pro rata share (18.22%) of operating expenses. The New Landlord will abate base rent during the first five (5) months immediately following the July 1, 2016 commencement date. Under the terms of this lease, the New Landlord will pay the Company an improvement allowance equal to the lesser of the actual cost of improvements or $1,292,165.

The foregoing descriptions of the Lease Agreement and Amended Lease Agreements do not purport to be complete  and are qualified in their entirety by reference to the full text of the Agreements, copies of which are attached herewith as Exhibits 10.1 through 10.3.

The foregoing descriptions of the Lease Agreement and Amended Lease Agreements do not purport to be complete  and are qualified in their entirety by reference to the full text of the Agreements, copies of which are attached herewith as Exhibits 10.1 through 10.3.

Item 9.01                 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

10.1	Fourth Amendment to Lease Agreement, dated September 29, 2015, by and between Granite Meridian LLC and Cross Country Healthcare, Inc.

10.2	Ninth Amendment to Lease Agreement, dated September 29, 2015, by and between Mainstreet CV North 40, LLC and Cross Country Healthcare, Inc.

10.3	Lease Agreement, dated September 29, 2015, by and between Mainstreet CV North 40, LLC and Cross Country Healthcare, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CROSS COUNTRY HEALTHCARE, INC.

By:	/s/ William J. Burns
William J. Burns
Chief Financial Officer

Dated: October 2, 2015